MANAGEMENT'S REPORT
Savannah Electric and Power Company 1994 Annual Report

The management of Savannah Electric and Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

     The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics. In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with generally accepted accounting principles.



/s/ Arthur M. Gignilliat, Jr.
    Arthur M. Gignilliat, Jr.
    President and Chief Executive Officer




/s/ K. R. Willis
    K. R. Willis
    Vice-President Treasurer and Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
Savannah Electric and Power Company 1994 Annual Report

To the Board of Directors
of Savannah Electric and Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of The Southern Company) as of December 31, 1994 and 1993, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements (pages 9-22) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

     As explained in Notes 2 and 7 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.




/s/ Arthur Andersen LLP


Atlanta, Georgia
February 15, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Savannah Electric and Power Company 1994 Annual Report


RESULTS OF OPERATIONS

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 1994 totaled $22.1 million, representing a $0.6 million (3.0 percent) increase over the prior year. This increase was primarily due to a decrease in operating expenses, offset somewhat by an increase in interest expense.

     In 1993, earnings were $21.5 million, representing a $1.0 million (4.6 percent) increase from the prior year. The revenue impact of an increase in retail energy sales due to exceptionally hot summer weather was partially offset by the implementation of a work force reduction program which resulted in a one-time charge to operating expenses of approximately $4.5 million.

Revenues

Total revenues for 1994 were $211.8 million, reflecting a 3.0 percent decrease compared to 1993. The revenue impact of an expanding customer base was offset by moderate weather, reduced industrial energy sales, and an associated decrease in fuel cost recovery revenues.

     The following table summarizes revenue increases and decreases compared to prior years:

==============================================================
                                       Increase (Decrease)
                                        From Prior Years
                              --------------------------------
                               1994          1993        1992
                              --------------------------------
Retail --                              (in thousands)
  Change in base rates       $    -       $(1,450)    $(1,350)
  Sales growth                7,884         5,980       5,467
  Weather                    (6,589)        4,567      (3,116)
  Fuel cost recovery
    and other                (9,214)       12,404       7,270
- --------------------------------------------------------------
Total retail                 (7,919)       21,501       8,271
- --------------------------------------------------------------
Sales for resale--
  Non-affiliates             (1,235)       (1,800)          8
  Affiliates                  4,013           928          75
- --------------------------------------------------------------
Total sales for resale        2,778          (872)         83
- --------------------------------------------------------------
Other operating revenues     (1,516)           52        (239)
- --------------------------------------------------------------
Total operating revenues    $(6,657)      $20,681     $ 8,115
==============================================================
Percent change                 (3.0)%       10.5%          4.3%
- -------------------------------------------------------------

     Retail revenues decreased 3.8 percent in 1994, compared to an increase of
11.5 percent in 1993. The decrease in 1994 retail revenues is attributable to milder summer weather, reduced industrial energy sales, and substantially lower fuel cost recovery revenues, offset somewhat by customer growth. Industrial energy sales turned down in the fourth quarter of 1994 when operations of a large industrial customer were temporarily curtailed due to a mechanical failure of a machine which was a major part of the customer's manufacturing operation. Under the Company's fuel cost recovery provisions, fuel revenues --including purchased energy-- generally equal fuel expense and have no effect on earnings. The $1.5 million decrease in other operating revenues reflects deferral of over recovery of demand-side management rider revenues during 1994. Revenues from demand-side management riders (included in retail revenues) recover demand-side management program costs and have little impact on earnings.

     The increase in 1993 retail revenues resulted from customer growth and an increase in the average annual kilowatt-hour use per customer which was substantially increased due to hot summer weather.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Capacity and energy revenues decreased in 1994 due to reductions in sales to Florida Power Corporation. The capacity and energy components were as follows:

========================================================

                          1994          1993        1992
- --------------------------------------------------------
                                    (in thousands)
Capacity                $  448        $  978      $  537
Energy                   3,052         4,262       7,040
- --------------------------------------------------------
Total                   $3,500        $5,240      $7,577
========================================================

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

Savannah Electric and Power Company 1994 Annual Report

     Kilowatt-hour sales for 1994 and the percent change by year were as follows:

==============================================================
                                           Percent Change
                                      ------------------------
                           1994
                            KWH         1994    1993      1992
                      ----------       ------------------------
                     (in millions)
Residential               1,298        (2.3)%    9.2%      1.8%
Commercial                1,046         2.9      6.5       3.0
Industrial                  800        (6.4)    (0.8)      4.3
Other                       119         3.1      5.2       3.4
                         ------
Total retail              3,263        (1.6)     5.5       2.9
Sales for resale -
   Non-affiliates           202       (18.4)   (32.7)     (1.3)
   Affiliates                93        23.4    100.3      15.5
                         ------
Total                     3,558        (2.2)%    2.6%      2.6%
                         ======
===============================================================

Expenses

Total operating expenses for 1994 were $175.6 million, reflecting an $8.6 million decrease from 1993. This decrease includes a $5.8 million reduction in fuel and purchased power expenses, reflecting a decrease in total energy requirements. The $4.9 million reduction in 1994 in other operation and maintenance expenses reflects the $4.5 million work force reduction charge in 1993 and a $1.1 million reduction in power generation expenses in 1994. This was offset by an increase in depreciation expense because of additions to utility plant, principally two combustion turbine units. Interest expense increased $1.9 million primarily due to the sale in June 1993 of $45 million of first mortgage bonds.

     Total operating expenses for 1993 increased $20.3 million (12.4 percent) over the prior year. This increase includes a $10.8 million increase in fuel expense, and an $8.7 million increase in other operation expenses. Fuel expenses increased primarily because of higher generation due to extremely hot summer weather and the higher cost of fuel. The increase in other operation expenses reflects $4.5 million associated with the work force reduction program. The Company also recognized higher employee benefit costs under new accounting rules adopted in 1993. See Note 2 to the financial statements for additional information on these new rules.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed and the availability of units.

     The amount and sources of energy supply, the average cost of fuel per net kilowatt-hour generated, and the total average cost of energy supply (including purchased power) were as follows:

===============================================================
                                          1994    1993     1992
                                        -----------------------
   Total energy supply
      (millions of kilowatt-hours)       3,768   3,863    3,764
     Sources of energy supply
      (percent)
      Coal                                  18      21       12
      Oil                                    1       2        1
      Gas                                    1       3        2
      Purchased Power                       80      74       85
   Average cost of fuel per net
      kilowatt-hour generated
      (cents)
        Coal                              2.19    2.02     2.28
        Oil                               3.89    4.11     2.40
        Gas                               5.19    4.87     4.28
   Total average cost of
      energy supply                       2.02    2.12     1.78

===============================================================

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Savannah Electric and Power Company 1994 Annual Report

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from growth in energy sales to a less regulated, more competitive environment.

     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in the Company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is posturing the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network to sell electricity to other utilities. This may enhance the incentives for IPPs to build cogeneration plants for the Company's large industrial and commercial customers. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. In order to address these initiatives, numerous questions must be resolved with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

     Demand-side options -- programs that enable customers to lower or alter their peak energy requirements -- have been initiated by the Company and are a significant part of integrated resource planning. Customers can receive cash incentives for participating in these programs in addition to reducing their energy requirements. Besides promoting energy efficiency, another benefit of these programs could be the ability to defer the need to construct costly baseload generating facilities further into the future. The ability to defer major construction projects in conjunction with regulatory precertification approval processes for both new plant additions and purchase power contracts should minimize the possibility of not being able to fully recover additional costs.

     The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

     Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could reduce earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters."

     Rates to retail customers served by the Company are regulated by the Georgia Public Service Commission (GPSC). In May 1992, the Company requested, and subsequently received, approval by the GPSC to reduce annual base revenues by $2.8 million, effective June 1992. The reduction included a base rate reduction of approximately $2.5 million spread among all classes of retail customers. An additional $0.3 million reduction resulted from the implementation of an experimental, time-of-use rate for certain commercial customers. As part of this rate settlement, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent.

FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition in 1994 was the addition of $30 million to utility plant. The majority of funds needed for gross property additions since 1992 have been provided from operating activities,

Savannah Electric and Power Company 1994 Annual Report

principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. See Statements of Cash Flows for additional information.

Capital Structure

As of December 31, 1994, the Company's capital structure consisted of 45.8 percent common equity, 9.9 percent preferred stock and 44.3 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common equity at 45 percent, preferred stock at 10 percent and debt at 45 percent.

     Maturities and retirements of long-term debt were $5 million in 1994, $4 million in 1993 and $53 million in 1992.

     The composite interest rates and dividend rates for the years 1992 through 1994 as of year-end were as follows:

===================================================================
                                      1994        1993        1992
                                      -----------------------------
     Composite interest rates
        on long-term debt              8.0%        8.0%        8.5%
     Composite preferred stock
        dividend rate                  6.6%        6.6%        9.5%
===================================================================

     The Company's current securities ratings are as follows:

===================================================================
                                                        Standard
                                           Moody's      & Poor's
                                           ------------------------
   First Mortgage Bonds                      A1           A
   Preferred Stock                          "a2"          A-
                                             --          --
===================================================================

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $87 million ($34 million in 1995, $27 million in 1996, and $26 million in 1997). Actual construction costs may vary from this estimate because of such factors as changes in environmental regulations; revised load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $2.9 million will be needed by the end of 1997 for present sinking fund requirements and a capital lease buyout.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the new law --may have a significant impact on the Company and other subsidiaries of the Southern electric system. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance began in 1995, and affects eight generating plants -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

     In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

     The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

     The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, and this would require some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional

Savannah Electric and Power Company 1994 Annual Report

construction expenditures are required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment has been installed on all fossil-fired units. Construction expenditures for Phase I compliance are estimated to total approximately $300 million through 1995 for The Southern Company, of which the Company's portion is approximately $2 million.

     For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I and increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances, depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 through 2000, current compliance strategy could require total estimated construction expenditures of approximately $150 million. No construction expenditures are expected to be required of the Company to comply with Phase II requirements. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

     An increase of up to 2 percent in annual revenue requirements from customers could be necessary to fully recover the Company's costs of compliance for both Phase I and II of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

     Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study by November 1995. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

     A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA issued proposed rules in November 1994 and is required to take final action on this issue in 1996. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

     In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

     In 1995, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

     In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes--coal ash and other utility wastes--as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and

Savannah Electric and Power Company 1994 Annual Report

regulations, the Company could incur substantial costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and will recognize in the financial statements any costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of The Southern Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

     Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect The Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 1994, the Company had $1.6 million of cash and $18 million of unused credit arrangements with banks to meet its short-term cash needs. The Company had $2.5 million of short-term bank borrowings at December 31, 1994. In December 1994, the Company renegotiated a two-year revolving credit arrangement with three of its existing banks for a total credit line of $20 million. The primary purpose of this additional credit is to provide interim funding for the Company's construction program.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will also be derived from operations and the sale of additional first mortgage bonds and preferred stock and capital contributions from The Southern Company. The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

STATEMENTS OF INCOME
For the Years Ended December 31, 1994, 1993, and 1992
Savannah Electric and Power Company 1994 Annual Report


=============================================================================================
                                                                 1994        1993        1992
- ---------------------------------------------------------------------------------------------
                                                                          (in thousands)
Operating Revenues (Notes 1, 3, and 6):
Revenues                                                    $ 205,339   $ 216,009   $ 196,256
Revenues from affiliates                                        6,446       2,433       1,505
- ---------------------------------------------------------------------------------------------
Total operating revenues                                      211,785     218,442     197,761
- ---------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
   Fuel                                                        18,555      24,976      14,162
   Purchased power from non-affiliates                          1,839         793         494
   Purchased power from affiliates                             55,822      56,274      56,492
   Other (Note 2)                                              41,623      45,610      36,884
Maintenance                                                    12,560      13,516      14,232
Depreciation and amortization (Notes 1 and 7)                  17,854      16,467      16,829
Taxes other than income taxes                                  11,074      11,136      10,231
Federal and state income taxes (Notes 1 and 7)                 16,289      15,436      14,566
- ---------------------------------------------------------------------------------------------
Total operating expenses                                      175,616     184,208     163,890
- ---------------------------------------------------------------------------------------------
Operating Income                                               36,169      34,234      33,871
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)      831         958         446
Interest income                                                    54         209         276
Other, net (Note 2)                                            (1,032)     (1,841)     (1,450)
Income taxes applicable to other income (Notes 1 and 7)           864       1,117         758
- ---------------------------------------------------------------------------------------------
Income Before Interest Charges                                 36,886      34,677      33,901
- ---------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                     12,585      10,696      10,870
Allowance for debt funds used during construction (Note 1)     (1,225)       (699)       (289)
Interest on notes payable                                         205         240          15
Amortization of debt discount, premium, and expense, net          550         535         427
Other interest charges                                            337         340         466
- ---------------------------------------------------------------------------------------------
Net interest charges                                           12,452      11,112      11,489
- ---------------------------------------------------------------------------------------------
Net Income                                                     24,434      23,565      22,412
Dividends on Preferred Stock                                    2,324       2,106       1,900
- ---------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock               $  22,110   $  21,459   $  20,512
=============================================================================================

The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1994,  1993, and 1992
Savannah Electric and Power Company 1994 Annual Report


==============================================================================================
                                                                1994         1993         1992
- ----------------------------------------------------------------------------------------------
                                                                           (in thousands)
Operating Activities:
Net income                                                $   24,434   $   23,565   $   22,412
Adjustments to reconcile net income to net
  cash provided by operating activities --
    Depreciation and amortization                             19,353       17,482       17,757
    Deferred income taxes and investment tax credits           1,625          607        5,947
    Allowance for equity funds used during construction         (831)        (958)        (446)
    Other, net                                                   826        2,853       (1,312)
    Changes in certain current assets and liabilities --
      Receivables, net                                        18,481      (16,839)      (4,107)
      Special deposits                                             -            -          350
      Inventories                                              1,144       (3,947)       4,435
      Payables                                               (19,957)      18,742          351
      Other                                                     (117)       3,282        2,083
- ----------------------------------------------------------------------------------------------
Net cash provided from operating activities                   44,958       44,787       47,470
- ----------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                     (30,078)     (72,858)     (30,132)
Other                                                           (841)       1,676       (1,073)
- -----------------------------------------------------------------------------------------------
Net cash used for investing activities                       (30,919)     (71,182)     (31,205)
- -----------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
  First mortgage bonds                                             -       45,000       30,000
  Preferred stock                                                  -       35,000            -
  Pollution control bonds                                          -        4,085       13,870
  Other long-term debt                                         8,500       10,000            -
Retirements:
  Preferred stock                                                  -      (20,000)           -
  First mortgage bonds                                        (5,065)           -      (38,750)
  Pollution control bonds                                          -       (4,085)     (14,550)
  Other long-term debt                                          (823)     (10,356)        (217)
Notes payable, net                                              (500)      (4,500)       7,500
Payment of preferred stock dividends                          (2,129)      (2,222)      (1,900)
Payment of common stock dividends                            (16,300)     (21,000)     (22,000)
Miscellaneous                                                    (74)      (3,400)      (3,985)
- -----------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities       (16,391)      28,522      (30,032)
- -----------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents          (2,352)       2,127      (13,767)
Cash and Cash Equivalents at Beginning of Year                 3,915        1,788       15,555
- -----------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                  $    1,563   $    3,915   $    1,788
===============================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for-
  Interest (net of amount capitalized)                       $11,579      $10,712       $9,932
  Income taxes                                                14,441       13,947        6,646
- -----------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1994 and 1993
Savannah Electric and Power Company 1994 Annual Report


=================================================================================================
Assets                                                                      1994             1993
- -------------------------------------------------------------------------------------------------
                                                                                (in thousands)

Utility Plant:
Plant in service, at original cost (Notes 1, 4, 5, 7, and 9)           $ 693,432        $ 622,521
Less accumulated provision for depreciation                              267,590          251,565
- -------------------------------------------------------------------------------------------------
                                                                         425,842          370,956
Construction work in progress                                              5,930           49,797
- -------------------------------------------------------------------------------------------------
Total                                                                    431,772          420,753
- -------------------------------------------------------------------------------------------------
Other Property and Investments                                             1,790            1,793
- -------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                 1,563            3,915
Receivables-
   Customer accounts receivable                                           17,581           18,551
   Other accounts and notes receivable                                       216              790
   Affiliated companies                                                      177           12,924
   Accumulated provision for uncollectible accounts                         (866)            (762)
   Fuel cost under recovery                                                3,113            7,112
Fossil fuel stock, at average cost                                         7,557            8,419
Materials and supplies, at average cost (Note 1)                           9,076            9,358
Prepayments                                                                7,446            4,849
- -------------------------------------------------------------------------------------------------
Total                                                                     45,863           65,156
- -------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 7)                         23,521           24,890
Premium on reacquired debt, being amortized                                3,295            3,792
Cash surrender value of life insurance for deferred compensation plan      7,028            5,907
Miscellaneous                                                              5,036            4,896
- -------------------------------------------------------------------------------------------------
Total                                                                     38,880           39,485
- -------------------------------------------------------------------------------------------------
Total Assets                                                           $ 518,305        $ 527,187
=================================================================================================

The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1994 and 1993
Savannah Electric and Power Company 1994 Annual Report


================================================================================================
Capitalization and Liabilities                                              1994            1993
- ------------------------------------------------------------------------------------------------
                                                                                (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                     $ 161,581       $ 154,269
Preferred stock                                                            35,000          35,000
Long-term debt                                                            155,922         151,338
- -------------------------------------------------------------------------------------------------
Total                                                                     352,503         340,607
- -------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year (Note 10)                          2,579           4,499
Notes payable (Note 5)                                                      2,500           3,000
Accounts payable-
   Affiliated companies                                                     5,162           6,041
   Other                                                                    3,829          24,401
Customer deposits                                                           4,698           4,714
Taxes accrued-
   Federal and state income                                                   272             342
   Other                                                                      861           1,187
Interest accrued                                                            6,830           6,730
Vacation pay accrued                                                        1,823           1,638
Pensions accrued (Note 2)                                                   4,783           5,718
Miscellaneous                                                               3,499           2,985
- -------------------------------------------------------------------------------------------------
Total                                                                      36,836          61,255
- -------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 7)                                 70,786          66,947
Accumulated deferred investment tax credits (Note 7)                       14,637          15,301
Deferred credits related to income taxes (Note 7)                          25,487          26,173
Deferred compensation plans                                                 6,807           6,117
Deferred under-funded accrued benefit obligation (Note 2)                   3,022           5,855
Postretirement benefits                                                     3,808           2,074
Miscellaneous                                                               4,419           2,858
- -------------------------------------------------------------------------------------------------
Total                                                                     128,966         125,325
- -------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 4, 5, and 9)
Total Capitalization and Liabilities                                    $ 518,305       $ 527,187
=================================================================================================

The accompanying notes are an integral part of these statements.


                                       13


STATEMENTS OF CAPITALIZATION
At December 31, 1994 and 1993
Savannah Electric and Power Company 1994 Annual Report



==================================================================================================
                                                            1994         1993     1994      1993
- --------------------------------------------------------------------------------------------------
                                                             (in thousands)     (percent of total)
Common Stock Equity (Notes 2 and 11):
Common stock, par value $5 per share --
  Authorized -- 16,000,000 shares
  Outstanding -- 10,844,635 shares in
    1994 and 1993                                      $  54,223    $  54,223
Paid-in capital                                            8,688        8,688
Additional minimum liability
  for under-funded pension obligations                      (546)      (2,121)
Retained Earnings                                         99,216       93,479
- --------------------------------------------------------------------------------------------------
Total common stock equity                                161,581      154,269     45.8 %    45.3 %
- --------------------------------------------------------------------------------------------------
Cumulative Preferred Stock (Note 8):
$25 par value --
  Authorized -- 2,200,000 shares
    6.64% Series -- Outstanding -- 1,400,000 shares       35,000       35,000
- -------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,324,000)         35,000       35,000      9.9      10.3
- -------------------------------------------------------------------------------------------------
Long-Term Debt (Note 9):
First mortgage bonds --
  Maturity           Interest Rates
  --------           --------------
  April 1, 1994      4 5/8%                                    -        3,715
  July 1, 2003       6 3/8%                               20,000       20,000
  October 1, 2019    9 1/4%                               28,950       30,000
  July 1, 2021       9 3/8%                               29,700       30,000
  July 1, 2022       8.30%                                30,000       30,000
  July 1, 2023       7.40%                                25,000       25,000
- --------------------------------------------------------------------------------------------------
Total first mortgage bonds                               133,650      138,715
Pollution control obligations (Note 9)                    17,955       17,955
Other long-term debt (Note 9)                              9,988        2,311
Unamortized debt premium (discount), net                  (3,092)      (3,144)
- --------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $12,859,000)                            158,501      155,837
Less amount due within one year (Note 10)                  2,579        4,499
- --------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year      155,922      151,338     44.3      44.4
- --------------------------------------------------------------------------------------------------
Total Capitalization                                   $ 352,503    $ 340,607    100.0%    100.0%
==================================================================================================

The accompanying notes are an integral part of these statements.

STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1994, 1993, and 1992
Savannah Electric and Power Company 1994 Annual Report


=======================================================================================
                                                           1994        1993        1992
- ---------------------------------------------------------------------------------------
                                                                   (in thousands)

Balance at Beginning of Period                        $  93,479   $  95,155   $  96,643
Net income after dividends on preferred stock            22,110      21,459      20,512
Cash dividends on common stock                          (16,300)    (21,000)    (22,000)
Preferred stock transactions, net                           (73)     (2,135)          -
- ---------------------------------------------------------------------------------------
Balance at End of Period (Note 11)                    $  99,216   $  93,479   $  95,155
=======================================================================================

STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1994, 1993, and 1992
=========================================================================================
                                                           1994        1993        1992
- -----------------------------------------------------------------------------------------
                                                                   (in thousands)

Balance at Beginning of Period                        $   8,688   $   8,688   $   8,665
Contributions to capital by parent company                    -           -          23
- -----------------------------------------------------------------------------------------
Balance at End of Period                              $   8,688   $   8,688   $   8,688
=========================================================================================

The accompanying notes are an integral part of these statements.



NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 1994 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Savannah Electric and Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), and The Southern Development and Investment Group
(SDIG). The operating companies provide electric service in four southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications, beginning in mid-1995, will provide digital wireless communications services -- over the 800-megahertz frequency band -- to The Southern Company's subsidiaries and also will market these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. SDIG develops new business opportunities related to energy products and services.

     The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the GPSC.

     Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

===============================================================
                                              1994        1993
                                           --------------------
                                               (in thousands)
Deferred income taxes                      $23,521     $24,890
Premium on reacquired debt                   3,295       3,792
Deferred income tax credits                (25,487)    (26,173)
- ---------------------------------------------------------------
Total                                      $ 1,329     $ 2,509
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets to their fair value.

Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and purchased power costs. Revenues are adjusted for differences between recoverable fuel and demand-side management program costs and amounts actually recovered in current rates.

     The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1994, uncollectible accounts continued to average less than 1 percent of revenues.

                                       16
NOTES (continued)
Savannah Electric and Power Company 1994 Annual Report


Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
2.9 percent in 1994, 2.9 percent in 1993, and 3.2 percent in 1992. The decrease in rates following 1992 reflects the Company's implementation of new depreciation rates approved by the GPSC. These new rates provide for a timely recovery of the investments in the Company's depreciable properties.

     When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired.

Income Taxes

The Company, which is included in the consolidated federal income tax return filed by The Southern Company, provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

     Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 7 for additional information about Statement No. 109.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 8.04 percent in 1994, 8.77 percent in 1993, and 11.27 percent in 1992.

Utility Plant

Utility plant is stated at original cost, which includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, the Company's only financial instrument that the carrying amount did not approximate fair value at December 31 was as follows:

================================================================
                                             Long-Term Debt
                                         -----------------------
                                          Carrying         Fair
Year                                       Amount          Value
- ----                                      ----------------------
                                                (in millions)
1994                                        $157           $153
1993                                         154            164
================================================================

     The fair value for long-term debt was based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Savannah Electric and Power Company 1994 Annual Report


2.   RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "projected unit credit" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. A qualified trust for medical benefits is funded to the extent deductible under federal income tax regulations. Amounts funded are primarily invested in debt and equity securities.

    Effective January 1, 1993, the Company adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.

    Prior to 1993, consistent with regulatory treatment, the Company recognized costs on a cash basis as payments were made. The total cost of such benefits recognized by the Company in 1992 was $375 thousand.


Funded Status and Cost of Benefits

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

==================================================================
                                                    Pension
                                               -------------------
                                                1994         1993
                                               -------------------
                                                 (in thousands)
Actuarial present value of
 benefit obligation:
   Vested benefits                           $35,227      $35,818
   Non-vested benefits                         2,069        1,992
- ------------------------------------------------------------------
Accumulated benefit obligation                37,296       37,810
Additional amounts related to
   projected salary increases                  7,393        5,974
- ------------------------------------------------------------------
Projected benefit obligation                  44,689       43,784
Less:
   Fair value of plan assets                  27,165       26,446
   Unrecognized net loss                      10,950        9,449
   Unrecognized prior service cost             1,510        1,685
   Unrecognized net transition
     obligation                                  621          710
Adjustment required to
   recognize additional
   minimum liability                           5,688        5,871
- ------------------------------------------------------------------
Accrued pension cost recognized
   in the Balance Sheets                     $10,131      $11,365

===================================================================

     The weighted average rates assumed in the actuarial calculations for the pension plan were:

==================================================================
                                      1994        1993        1992
                                     ------------------------------
 Discount                             8.00%       7.50%       8.00%
 Annual salary increase               5.25        4.75        5.00
 Long-term return on plan assets      9.00        9.25        9.25

===================================================================

     In accordance with Statement No. 87, an additional liability related to under-funded accumulated benefit obligations was reflected at December 31, 1994 and December 31, 1993. Corresponding net-of-tax balances of $0.5 million and $2.1 million were recognized as separate components of Common Stock Equity in the 1994 and 1993 Statements of Capitalization.

                                       18
NOTES (continued)
Savannah Electric and Power Company 1994 Annual Report

================================================================

                                                  Postretirement
                                                     Medical
                                             ---------------------
                                              1994          1993
                                            ---------------------
                                                  (in thousands)
Actuarial present value of
 benefit obligation:
   Retirees and dependents                 $ 8,480       $ 8,632
   Employees eligible to retire                825           898
   Other employees                           6,840         6,489
- -----------------------------------------------------------------
Accumulated benefit obligation              16,145        16,019
Less:
   Fair value of plan assets                   393             -
   Unrecognized net loss                     3,106         4,124
   Unrecognized transition
     obligation                              9,817        10,362
- -----------------------------------------------------------------
Accrued liability recognized in the
   Balance Sheets                          $ 2,829       $ 1,533
================================================================

                                              Postretirement Life
                                             ----------------------
                                               1994           1993
                                             ----------------------
                                                  (in thousands)
Actuarial present value of
 benefit obligation:
   Retirees and dependents                   $2,514         $2,536
   Employees eligible to retire                  59              -
   Other employees                            1,645          1,577
- -------------------------------------------------------------------
Accumulated benefit obligation                4,218          4,113
Less:
   Fair value of plan assets                      -              -
   Unrecognized net loss                         91            262
   Unrecognized transition
     obligation                               3,204          3,382
- -------------------------------------------------------------------
Accrued liability recognized in the
   Balance Sheets                            $  923         $  469
===================================================================

     The weighted average rates assumed in the actuarial calculations for the postretirement medical and life plans were:

=======================================================
                                      1994        1993
                                     ------------------
 Discount                             8.00%       7.50%
 Annual salary increase               5.50        5.00
 Long-term return on plan assets      8.50        8.50

=======================================================

     An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 10.5 percent for 1994, decreasing gradually to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated medical benefit obligation at December 31, 1994, by $2.3 million and the aggregate of the service and interest cost components of the net retiree medical cost by $0.3 million.

     Components of the plans' net costs are shown below:

===================================================================
                                                    Pension
                                        ---------------------------
                                          1994      1993      1992
                                        ---------------------------
                                                 (in thousands)
Benefits earned during the year        $ 1,192    $1,188    $1,053
Interest cost on projected
  benefit obligation                     3,279     2,741     2,429
Actual (return) loss on plan assets         27    (2,199)   (1,266)
Net amortization and deferral           (1,474)      716      (227)
- -------------------------------------------------------------------
Net pension cost                       $ 3,024    $2,446    $1,989
===================================================================

     Of the above net pension amounts, $2.6 million in 1994, $2.0 million in 1993 and $1.7 million in 1992 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

================================================================
                                                 Postretirement
                                                     Medical
                                              ------------------
                                                1994       1993
                                              ------------------
                                                 (in thousands)
Benefits earned during the year               $  528        346
Interest cost on accumulated
   benefit obligation                          1,185        855
Amortization of transition obligation            545        545
Actual (return) loss on plan assets                6          -
Net amortization and deferral                    111          -
- ----------------------------------------------------------------
Net postretirement cost                       $2,375     $1,746
================================================================

==================================================================

                                              Postretirement Life
                                            ----------------------
                                             1994            1993
                                            ----------------------
                                                 (in thousands)
Benefits earned during the year              $104            $ 97
Interest cost on accumulated
   benefit obligation                         307             279
Amortization of transition obligation         178             178
- ------------------------------------------------------------------
Net postretirement cost                      $589            $554
==================================================================

Savannah Electric and Power Company 1994 Annual Report


     Of the above net postretirement medical and life insurance costs, $2.4 million in 1994 and $1.8 million in 1993 were charged to operating expenses, and the remainder was recorded in construction and other accounts.

     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation. Benefit costs associated with this plan for 1994, 1993 and 1992 were $377 thousand, $980 thousand and $316 thousand, respectively. The 1993 benefit costs reflect a one-time expense related to employees who were part of the work force reduction program.

Work Force Reduction Program

In 1993, the Company incurred additional costs for a one-time charge related to the implementation of a work force reduction program. In 1993, $4.5 million was charged to operating expenses and $0.6 million was charged to other income (expense).

3.  REGULATORY MATTERS

In May 1992, the Company filed for, and subsequently received, GPSC approval to implement new base rates designed to decrease base operating revenues by $2.8 million annually. The reduction included a base rate reduction of approximately $2.5 million spread among all classes of customers, effective June 1992. An additional $0.3 million reduction resulted from the implementation of an experimental, time-of-use rate for certain commercial customers in August 1992.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, currently estimated to total $34 million in 1995, $27 million in 1996 and $26 million in 1997. The estimates include AFUDC of $0.7 million in 1995 and 1996, and $0.6 million in 1997. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing cost of labor, equipment and materials; and changes in cost of capital. The construction of two combustion turbine peaking units totaling 160 megawatts was completed during 1994. In addition, construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

 5.  FINANCING AND COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt and preferred stock and capital contributions from The Southern Company. Should the Company be unable to obtain funds from these sources, the Company would have to use short-term indebtedness or other alternative, and possibly costlier, means of financing.

    The amounts of long-term debt and preferred stock that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations and other factors. See Management's Discussion and Analysis for information regarding the Company's earnings coverage requirements.

Bank Credit Arrangements

At the beginning of 1995, unused credit arrangements with five banks totaled $18 million and expire at various times during 1995 and 1996.

    The Company's revolving credit arrangements of $20 million, of which $11.5 million remained unused as of December 31, 1994, expire in December 1996. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of

Savannah Electric and Power Company 1994 Annual Report

the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $1.5 million for 1994, 1993, and 1992. At December 31, 1994, estimated future minimum lease payments for non-cancelable operating leases were as follows:

========================================================
                                              Amounts
                                            ---------
                                           (in millions)
1995                                           $1.1
1996                                            0.9
1997                                            0.7
1998                                            0.5

========================================================

6.  LONG-TERM POWER SALES AGREEMENTS

The operating subsidiaries of The Southern Company, including the Company, have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Other agreements--expiring at various dates discussed below-- are firm and pertain to capacity related to specific generating units. Because energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The Company's portion of capacity revenues has been as follows:

=================================================================
                              Unit           Other
Year                          Power        Long-Term       Total
- ----                          -----------------------------------
                                          (in thousands)
1994                             $3             $445        $448
1993                              2              976         978
1992                              3              534         537

=================================================================

7.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1994, the tax-related regulatory assets and liabilities were $24 million and $25 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of the federal and state income tax provisions are as follows:

===============================================================
                                    1994       1993       1992
                                   ----------------------------
                                         (in thousands)
Total provision for income taxes
Federal --
   Currently payable             $11,736    $11,663    $ 6,630
   Deferred  - current year        2,106      1,906      7,407
             - reversal of
                prior years         (755)    (1,383)    (2,347)
- ---------------------------------------------------------------
                                  13,087     12,186     11,690
- ---------------------------------------------------------------
State --
   Currently payable               2,064      2,049      1,231
   Deferred  - current year          188        119      1,079
             - reversal of
                prior years           86        (35)      (192)
- ---------------------------------------------------------------
                                   2,338      2,133      2,118
- ---------------------------------------------------------------
Total                             15,425     14,319     13,808
Less income taxes charged
   (credited) to other income       (864)    (1,117)      (758)
- ---------------------------------------------------------------
Federal and state income taxes
    charged to operations        $16,289    $15,436    $14,566
===============================================================

                                       21
NOTES (continued)
Savannah Electric and Power Company 1994 Annual Report

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

================================================================
                                                1994       1993
                                               -----------------
                                                  (in thousands)
Deferred tax liabilities:
Accelerated depreciation                     $57,830    $53,585
   Property basis differences                 12,956     13,871
   Other                                       2,449      3,922
- ----------------------------------------------------------------
Total                                         73,235     71,378
- ---------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  4,816      4,237
   Other                                       3,959      4,616
- ----------------------------------------------------------------
Total                                          8,775      8,853
- ----------------------------------------------------------------
Net deferred tax liabilities                  64,460     62,525
Portions included in current assets, net       6,326      4,422
- ----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $70,786    $66,947
================================================================

     Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $0.7 million in 1994, 1993, and 1992. At December 31, 1994, all investment tax credits available to reduce federal income taxes payable had been utilized.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

==============================================================
                                    1994       1993      1992
                                  ----------------------------
Statutory federal tax rate           35%         35%       34%
State income tax, net of
  federal income tax benefit          4           4          4
Other                                 -          (1)         -
- ---------------------------------------------------------------
Total effective tax rate             39%         38%        38%
===============================================================

     The Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

8.  CUMULATIVE PREFERRED STOCK

In 1993, the Company issued 1,400,000 shares of 6.64% Series Preferred Stock which has redemption provisions of $26.66 per share plus accrued dividends if on or prior to November 1, 1998, and redemption provisions of $25 per share plus accrued dividends thereafter.

     In December 1993, the Company redeemed all 800,000 shares outstanding of its 9.5% Series Preferred Stock at the prescribed redemption price of $26.57 plus accrued dividends. Cumulative preferred stock dividends are preferential to the payment of dividends on common stock.

9.  LONG-TERM DEBT

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

     In April 1994, the Company retired the remaining outstanding principal amount of $3.7 million of its 4 5/8 percent series First Mortgage Bonds due April 1994.

     The sinking fund requirements of first mortgage bonds were satisfied by certification of property additions in 1993 and by cash redemption in 1994. See
Note 10 "Long-Term Debt Due Within One Year" for details.

     Details of pollution control obligations and other long-term debt at December 31 are as follows:

==================================================================
                                                1994        1993
                                               ------------------
                                                   (in thousands)
Collateralized obligations incurred
in connection with the sale by public
authorities of tax-exempt pollution
control revenue bonds --
   Variable rate (5.65% at 1/1/95)
     due 2016                                $ 4,085     $ 4,085
   6 3/4% due 2022                            13,870      13,870
- -----------------------------------------------------------------
Total pollution control obligations          $17,955     $17,955
- -----------------------------------------------------------------
Capital lease obligations --
   Combustion turbine equipment              $   980     $ 1,403
   Transportation fleet                          508         908
Notes Payable:
   6.04% due 1995                              3,500           -
   6.035% due 1995                             5,000           -
- -----------------------------------------------------------------
Total other long-term debt                   $ 9,988     $ 2,311
=================================================================

                                       22
NOTES (continued)
Savannah Electric and Power Company 1994 Annual Report

     Sinking fund requirements and/or maturities through 1999 applicable to long-term debt are as follows: $2.6 million in 1995; $0.2 million in 1996; $0.1 million in 1997; and no requirement is needed in 1998 and 1999.

    Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

    The Company leases combustion turbine generating equipment under a non-cancelable lease expiring in December 1995, with renewal options extending until 2010. The Company also leases a portion of its transportation fleet. Under the terms of these leases, the Company is responsible for taxes, insurance and other expenses.

10.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund/sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

=================================================================
                                              1994          1993
                                             --------------------
                                                (in thousands)
Bond sinking fund requirements              $1,350        $1,350
Less:
   Portion to be satisfied by
     certifying property additions               -         1,350
- -----------------------------------------------------------------
Cash sinking fund requirements               1,350             -
Other long-term debt maturities              1,229         4,499
- -----------------------------------------------------------------
Total                                       $2,579        $4,499
=================================================================

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.

11.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's Charter and Indentures contain certain limitations on the payment of cash dividends on preferred and common stocks. At December 31, 1994, approximately $57 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Mortgage Indenture.

12.  QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 1994 and 1993 are as follows (in thousands):

==================================================================
                                                 Net Income After
                       Operating     Operating      Dividends on
Quarter Ended           Revenue       Income      Preferred Stock
- ------------------------------------------------------------------
March 1994              $46,717      $ 7,130          $ 3,898
June  1994               56,377        9,555            6,051
September 1994           63,674       13,495            9,547
December 1994            45,017        5,989            2,614

March 1993              $42,873      $ 6,123          $ 3,019
June  1993               52,875        9,301            6,211
September 1993           74,420       13,326           10,214
December 1993            48,274        5,484            2,015

==================================================================

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1994 Annual Report


=============================================================================================
                                                                   1994       1993       1992
- ---------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                              $211,785   $218,442   $197,761
Net Income after Dividends
  on Preferred and Preference Stocks (in thousands)             $22,110    $21,459    $20,512
Cash Dividends on Common Stock (in thousands)                   $16,300    $21,000    $22,000
Return on Average Common Equity (percent)                         14.00      13.73      12.89
Total Assets (in thousands)                                    $518,305   $527,187   $352,175
Gross Property Additions (in thousands)                         $30,078    $72,858    $30,132
- ---------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $161,581   $154,269   $158,376
Preferred stock                                                  35,000     35,000     20,000
Preferred and preference stock subject
  to mandatory redemption                                             -          -          -
Long-term debt                                                  155,922    151,338    110,767
- ---------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $352,503   $340,607   $289,143
=============================================================================================
Capitalization Ratios (percent):
Common stock equity                                                45.8       45.3       54.8
Preferred and preference stock                                      9.9       10.3        6.9
Long-term debt                                                     44.3       44.4       38.3
- ---------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     100.0      100.0      100.0
=============================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                -     45,000     30,000
Retired                                                           5,065          -     38,750
Preferred and Preference Stock (in thousands):
Issued                                                                -     35,000          -
Retired                                                               -     20,000          -
- ---------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            A1         A1         A1
  Standard and Poor's                                                 A          A          A
Preferred Stock -
  Moody's                                                           "a2"       "a2"       "a2"
  Standard and Poor's                                                 A-         A-         A-
- ---------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     103,199    101,032     99,164
Commercial                                                       13,015     12,702     12,416
Industrial                                                           65         69         73
Other                                                             1,007        957        940
- ---------------------------------------------------------------------------------------------
Total                                                           117,286    114,760    112,593
=============================================================================================
Employees (year-end)                                                616        665        688

Note:
NR = Not Rated

                                       24A


SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1994 Annual Report


=============================================================================================
                                                                   1991       1990       1989
- ---------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                              $189,646   $205,635   $201,799
Net Income after Dividends
  on Preferred and Preference Stocks (in thousands)             $24,030    $26,254    $25,535
Cash Dividends on Common Stock (in thousands)                   $22,000    $22,000    $20,000
Return on Average Common Equity (percent)                         15.13      16.85      16.88
Total Assets (in thousands)                                    $352,505   $340,050   $349,887
Gross Property Additions (in thousands)                         $19,478    $20,086    $18,831
- ---------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $159,841   $157,811   $153,737
Preferred stock                                                  20,000     20,000     22,300
Preferred and preference stock subject
  to mandatory redemption                                             -          -      2,884
Long-term debt                                                  119,280    112,377    117,522
- ---------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $299,121   $290,188   $296,443
=============================================================================================
Capitalization Ratios (percent):
Common stock equity                                                53.4       54.4       51.9
Preferred and preference stock                                      6.7        6.9        8.5
Long-term debt                                                     39.9       38.7       39.6
- ---------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     100.0      100.0      100.0
==============================================================================================
First Mortgage Bonds (in thousands):
Issued                                                           30,000          -     30,000
Retired                                                          22,500      9,135     18,275
Preferred and Preference Stock (in thousands):
Issued                                                                -          -          -
Retired                                                               -      5,374      6,591
- ---------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            A1         A1         A1
  Standard and Poor's                                                 A          A          A
Preferred Stock -
  Moody's                                                          "a2"       "a2"       "a2"
  Standard and Poor's                                                A-         A-         A-
- ---------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      97,446     96,452     94,766
Commercial                                                       12,153     12,045     12,298
Industrial                                                           73         76         69
Other                                                               897        867        856
- ---------------------------------------------------------------------------------------------
Total                                                           110,569    109,440    107,989
=============================================================================================
Employees (year-end)                                                672        648        643

Note:
NR = Not Rated

                                       24B


SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1994 Annual Report

=============================================================================================
                                                                   1988       1987       1986
- ---------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                              $182,440   $174,707   $174,847
Net Income after Dividends
  on Preferred and Preference Stocks (in thousands)             $24,272    $22,086    $20,452
Cash Dividends on Common Stock (in thousands)                   $11,700    $10,741     $9,353
Return on Average Common Equity (percent)                         17.03      17.03      17.52
Total Assets (in thousands)                                    $347,051   $340,109   $341,826
Gross Property Additions (in thousands)                         $23,254    $32,276    $26,800
- ---------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $148,883   $136,207   $123,133
Preferred stock                                                  22,300      2,300      2,300
Preferred and preference stock subject
  to mandatory redemption                                         3,075      9,665     10,256
Long-term debt                                                   98,285    129,329    137,821
- ---------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $272,543   $277,501   $273,510
=============================================================================================
Capitalization Ratios (percent):
Common stock equity                                                54.6       49.1       45.0
Preferred and preference stock                                      9.3        4.3        4.6
Long-term debt                                                     36.1       46.6       50.4
- ---------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     100.0      100.0      100.0
==============================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                -          -     25,000
Retired                                                          12,231     10,239     10,160
Preferred and Preference Stock (in thousands):
Issued                                                           20,000          -          -
Retired                                                             553        588        610
- ---------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            A1         A3         A3
  Standard and Poor's                                                A-         A-         A-
Preferred Stock -
  Moody's                                                          "a2"         NR         NR
  Standard and Poor's                                              BBB+       BBB+       BBB+
- ---------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      93,486     92,094     89,951
Commercial                                                       12,135     11,812     11,405
Industrial                                                           69         67         67
Other                                                               828        762        731
- ---------------------------------------------------------------------------------------------
Total                                                           106,518    104,735    102,154
=============================================================================================
Employees (year-end)                                                655        655        658

Note:
NR = Not Rated

                                       24C

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1994 Annual Report

==================================================================================
                                                                   1985       1984
- ----------------------------------------------------------------------------------

Operating Revenues (in thousands)                              $158,643   $148,721
Net Income after Dividends
  on Preferred and Preference Stocks (in thousands)             $15,279    $14,907
Cash Dividends on Common Stock (in thousands)                    $8,387     $8,010
Return on Average Common Equity (percent)                         14.41      15.31
Total Assets (in thousands)                                    $323,686   $323,318
Gross Property Additions (in thousands)                         $30,700    $29,724
- ----------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $110,385   $101,664
Preferred stock                                                   2,300      2,300
Preferred and preference stock subject
  to mandatory redemption                                        10,848     11,446
Long-term debt                                                  128,850    136,709
- ----------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $252,383   $252,119
==================================================================================
Capitalization Ratios (percent):
Common stock equity                                                43.7       40.3
Preferred and preference stock                                      5.2        5.5
Long-term debt                                                     51.1       54.2
- ----------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     100.0      100.0
==================================================================================
First Mortgage Bonds (in thousands):
Issued                                                           20,000          -
Retired                                                           5,592     10,532
Preferred and Preference Stock (in thousands):
Issued                                                                -          -
Retired                                                             588        525
- ----------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            A3         A3
  Standard and Poor's                                                A-       BBB+
Preferred Stock -
  Moody's                                                            NR         NR
  Standard and Poor's                                              BBB+       BBB+
- ----------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      88,101     86,366
Commercial                                                       10,985     10,659
Industrial                                                           66         76
Other                                                               699        637
- ----------------------------------------------------------------------------------
Total                                                            99,851     97,738
==================================================================================
Employees (year-end)                                                653        632

Note:
NR = Not Rated

Savannah Electric and Power Company 1994 Annual Report



=============================================================================================
                                                                   1994       1993       1992
- ---------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                     $89,195    $93,883    $82,670
Commercial                                                       71,227     71,320     64,756
Industrial                                                       32,906     36,180     33,171
Other                                                             7,946      7,810      7,095
- ---------------------------------------------------------------------------------------------
Total retail                                                    201,274    209,193    187,692
Sales for resale - non-affiliates                                 4,786      6,021      7,821
Sales for resale - affiliates                                     6,446      2,433      1,505
- ---------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        212,506    217,647    197,018
Other revenues                                                     (721)       795        743
- ---------------------------------------------------------------------------------------------
Total                                                          $211,785   $218,442   $197,761
=============================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                   1,298,122  1,329,362  1,216,993
Commercial                                                    1,045,831  1,015,935    953,840
Industrial                                                      799,543    854,324    861,121
Other                                                           119,593    115,969    110,270
- ---------------------------------------------------------------------------------------------
Total retail                                                  3,263,089  3,315,590  3,142,224
Sales for resale - non-affiliates                               201,716    247,203    367,066
Sales for resale - affiliates                                    93,001     75,384     37,632
- ---------------------------------------------------------------------------------------------
Total                                                         3,557,806  3,638,177  3,546,922
=============================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        6.87       7.06       6.79
Commercial                                                         6.81       7.02       6.79
Industrial                                                         4.12       4.23       3.85
Total retail                                                       6.17       6.31       5.97
Sale for resale                                                    3.81       2.62       2.30
Total sales                                                        5.97       5.98       5.55
Residential Average Annual Kilowatt-Hour Use Per Customer        12,686     13,269     12,369
Residential Average Annual Revenue Per Customer                 $871.68    $937.07    $840.23
Plant Nameplate Capacity Ratings (year-end) (megawatts)             788        628        628
Maximum Peak-Hour Demand (megawatts):
Winter                                                              617        524        533
Summer                                                              729        747        695
Annual Load Factor (percent)                                       54.3       54.1       55.0
Plant Availability - Fossil-Steam (percent)                        81.0       90.2       89.1
- ---------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               18.6       21.5       12.0
Oil and gas                                                         1.8        4.5        2.9
Purchased power -
  From non-affiliates                                               1.5        0.9        1.0
  From affiliates                                                  78.1       73.1       84.1
- ---------------------------------------------------------------------------------------------
Total                                                             100.0      100.0      100.0
=============================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              11,786     11,515     12,547
Cost of fuel per million BTU (cents)                             205.03     215.97     201.50
Average cost of fuel per net kilowatt-hour generated (cents)       2.42       2.49       2.53
=============================================================================================

                                       26A

Savannah Electric and Power Company 1994 Annual Report


=============================================================================================
                                                                   1991       1990       1989
- ---------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                     $80,541    $87,063    $85,113
Commercial                                                       61,827     65,462     65,474
Industrial                                                       30,492     30,237     28,304
Other                                                             6,561      6,782      6,892
- ---------------------------------------------------------------------------------------------
Total retail                                                    179,421    189,544    185,783
Sales for resale - non-affiliates                                 7,813      9,482      8,814
Sales for resale - affiliates                                     1,430      5,566      6,025
Total revenues from sales of electricity                        188,664    204,592    200,622
Other revenues                                                      982      1,043      1,177
- ---------------------------------------------------------------------------------------------
Total                                                          $189,646   $205,635   $201,799
=============================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                   1,195,005  1,183,486  1,109,976
Commercial                                                      925,757    892,931    839,756
Industrial                                                      825,862    644,704    561,063
Other                                                           106,683    103,539    101,164
- ---------------------------------------------------------------------------------------------
Total retail                                                  3,053,307  2,824,660  2,611,959
Sales for resale - non-affiliates                               372,085    441,090    437,943
Sales for resale - affiliates                                    32,581    294,042    303,142
- ---------------------------------------------------------------------------------------------
Total                                                         3,457,973  3,559,792  3,353,044
==============================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        6.74       7.36       7.67
Commercial                                                         6.68       7.33       7.80
Industrial                                                         3.69       4.69       5.04
Total retail                                                       5.88       6.71       7.11
Sale for resale                                                    2.28       2.05       2.00
Total sales                                                        5.46       5.75       5.98
Residential Average Annual Kilowatt-Hour Use Per Customer        12,323     12,339     11,781
Residential Average Annual Revenue Per Customer                 $830.54    $907.68    $903.37
Plant Nameplate Capacity Ratings (year-end) (megawatts)             605        605        605
Maximum Peak-Hour Demand (megawatts):
Winter                                                              526        428        548
Summer                                                              691        648        613
Annual Load Factor (percent)                                       54.1       53.2       52.4
Plant Availability - Fossil-Steam (percent)                        76.9       89.6       94.7
- ---------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               16.3       52.8       63.5
Oil and gas                                                         1.7        3.4        1.4
Purchased power -
  From non-affiliates                                               0.4        0.8        1.5
  From affiliates                                                  81.6       43.0       33.6
- ---------------------------------------------------------------------------------------------
Total                                                             100.0      100.0      100.0
=============================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,917     10,741     10,611
Cost of fuel per million BTU (cents)                             199.42     188.18     180.48
Average cost of fuel per net kilowatt-hour generated (cents)       2.18       2.02       1.92
=============================================================================================

                                       26B

Savannah Electric and Power Company 1994 Annual Report


=============================================================================================
                                                                   1988       1987       1986
- ---------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                     $81,098    $79,785    $80,348
Commercial                                                       62,640     60,285     59,547
Industrial                                                       26,865     27,422     27,694
Other                                                             6,557      6,315      6,300
- ---------------------------------------------------------------------------------------------
Total retail                                                    177,160    173,807    173,889
Sales for resale - non-affiliates                                   808          -          -
Sales for resale - affiliates                                     3,567          -          -
- ---------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        181,535    173,807    173,889
Other revenues                                                      905        900        958
- ---------------------------------------------------------------------------------------------
Total                                                          $182,440   $174,707   $174,847
=============================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                   1,067,411  1,044,554  1,021,905
Commercial                                                      806,687    775,643    746,133
Industrial                                                      533,604    557,281    515,544
Other                                                            97,072     94,949     92,471
- ---------------------------------------------------------------------------------------------
Total retail                                                  2,504,774  2,472,427  2,376,053
Sales for resale - non-affiliates                                24,168          -          -
Sales for resale - affiliates                                   156,106          -          -
- ---------------------------------------------------------------------------------------------
Total                                                         2,685,048  2,472,427  2,376,053
=============================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        7.60       7.64       7.86
Commercial                                                         7.77       7.77       7.98
Industrial                                                         5.03       4.92       5.37
Total retail                                                       7.07       7.03       7.32
Sale for resale                                                    2.43          -          -
Total sales                                                        6.76       7.03       7.32
Residential Average Annual Kilowatt-Hour Use Per Customer        11,489     11,481     11,514
Residential Average Annual Revenue Per Customer                 $872.87    $876.95    $905.27
Plant Nameplate Capacity Ratings (year-end) (megawatts)             605        605        605
Maximum Peak-Hour Demand (megawatts):
Winter                                                              471        414        464
Summer                                                              574        562        565
Annual Load Factor (percent)                                       53.4       53.6       51.1
Plant Availability - Fossil-Steam (percent)                        77.1       81.2       86.9
- ---------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               79.8       74.3       81.9
Oil and gas                                                         5.4        4.4        6.8
Purchased power -
  From non-affiliates                                               5.9       19.9       11.3
  From affiliates                                                   8.9        1.4          -
- ---------------------------------------------------------------------------------------------
Total                                                             100.0      100.0      100.0
=============================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,683     10,551     10,607
Cost of fuel per million BTU (cents)                             178.31     176.10     186.30
Average cost of fuel per net kilowatt-hour generated (cents)       1.90       1.86       1.98
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                                       26C

SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1994 Annual Report

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

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                                                                   1985       1984
- ----------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                     $70,377    $65,059
Commercial                                                       53,696     50,538
Industrial                                                       28,335     27,233
Other                                                             5,823      5,505
- ----------------------------------------------------------------------------------
Total retail                                                    158,231    148,335
Sales for resale - non-affiliates                                     -          -
Sales for resale - affiliates                                         -          -
- ----------------------------------------------------------------------------------
Total revenues from sales of electricity                        158,231    148,335
Other revenues                                                      412        386
- ----------------------------------------------------------------------------------
Total                                                          $158,643   $148,721
==================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                     926,988    883,498
Commercial                                                      694,168    668,309
Industrial                                                      513,270    518,118
Other                                                            87,238     84,798
- ----------------------------------------------------------------------------------
Total retail                                                  2,221,664  2,154,723
Sales for resale - non-affiliates                                     -          -
Sales for resale - affiliates                                         -          -
- ----------------------------------------------------------------------------------
Total                                                         2,221,664  2,154,723
==================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        7.59       7.36
Commercial                                                         7.74       7.56
Industrial                                                         5.52       5.26
Total retail                                                       7.12       6.88
Sale for resale                                                       -          -
Total sales                                                        7.12       6.88
Residential Average Annual Kilowatt-Hour Use Per Customer        10,536     10,357
Residential Average Annual Revenue Per Customer                 $799.90    $762.67
Plant Nameplate Capacity Ratings (year-end) (megawatts)             605        605
Maximum Peak-Hour Demand (megawatts):
Winter                                                              440        360
Summer                                                              498        481
Annual Load Factor (percent)                                       54.7       54.1
Plant Availability - Fossil-Steam (percent)                        92.0       86.1
- ----------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               87.5       91.8
Oil and gas                                                         2.6        2.2
Purchased power -
  From non-affiliates                                               9.9        6.0
  From affiliates                                                     -          -
- ----------------------------------------------------------------------------------
Total                                                             100.0      100.0
==================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,581     10,498
Cost of fuel per million BTU (cents)                             198.80     196.20
Average cost of fuel per net kilowatt-hour generated (cents)       2.10       2.06
==================================================================================
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